Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-10229, 333-10245, 333-46695, 333-45965, 333-59161, 333-46796, 333-54712, 333-129485, 333-166628 and 333-145651 of Allegheny Technologies Incorporated of our reports dated February 27, 2012, with respect to the consolidated financial statements of Allegheny Technologies Incorporated, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 27, 2012